Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
Camden National Corporation

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value	700,000	$46.97	$32,879,000	$3,047.88

(1)    This Registration Statement relates to 700,000 shares of common stock, no par value (“Common Stock”), of Camden National Corporation (the “Company”) that may be issued under the Camden National Corporation 2022 Equity and Incentive Plan (the “Plan”), plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)    This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of the Company’s Common Stock on April 26,, 2022, as reported on the Nasdaq Global Select Market.